Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 12th day of June, 2003 by and between Mellon Financial Corporation (“MFC”), a Pennsylvania Corporation and on behalf of Mellon Financial Corporation # 1 (the “Company”) and James D. Aramanda (the “Executive”).

WHEREAS, MFC and Executive entered into an Employment Agreement (the “Original Employment Agreement”) as of December 1, 2000; and

WHEREAS, MFC and/or the Company is providing the following additional compensation to Executive, the adequacy, sufficiency and receipt of such consideration which is hereby acknowledged; and

WHEREAS, in accordance with Section 19 of the Original Employment Agreement, the parties now desire to amend the Original Employment Agreement in certain respects and otherwise restate the Original Employment Agreement in its entirety in this Agreement:

NOW, THEREFORE, in consideration for the mutual covenants herein contained, each intending to be legally bound hereby, the Company and the Executive do mutually covenant and agree as follows:

ARTICLE 1: CONSIDERATION

1.01 The foregoing recitals are incorporated by reference herein.

1.02 In exchange for Executive’s execution of this Agreement within thirty (30) days of his receipt of the Agreement and as a condition precedent to the following, the Company agrees to provide Executive with a stock option award of 20,000 shares of MFC Type I options (“Award”), upon approval of the Award by the MFC’s Human Resources Committee at its May 19, 2003 meeting. The Award is subject to the terms and conditions set forth in the MFC Long Term Profit Incentive Plan (1996) (“LTPIP”) and option documentation.

ARTICLE 2: TERM OF AGREEMENT; EMPLOYMENT AT WILL

2.01 Effective April 15, 2003 Executive was appointed a Vice Chair of MFC. Executive’s current position with the Company is as the Head of the Human Resources Services Sector for MFC.

2.02 The Executive’s employment under the Original Agreement commenced on December 1, 2000 and was to continue thereafter through December 31, 2003 (the “Original Term”). Upon the earlier of the execution of this Agreement or effective June 1, 2003, Executive’s rights shall be those of an Employee at Will with the Company and nothing in this Agreement is a promise of employment for a fixed term with MFC, the Company or their parents, subsidiaries, affiliates, related entities, and successors and assigns (collectively “Mellon”). Executive agrees that beginning on June 1, 2003 he becomes an employee at will and that he remains at all times thereafter an employee at will. The Company may terminate Executive’s employment or change Executive’s position or duties or employer and/or MFC may remove him from the position of Vice Chair for any reason or for no reason, just as Executive may resign at any time.

2.03 Except as herein otherwise specifically provided, references in this Agreement to employment by Company shall include employment, if any, or the performance of duties, by or on behalf of Mellon and the obligation of the Company to make any payment or provide any benefit to the Executive hereunder shall be deemed satisfied to the extent that such payment is made or such benefit is provided by Mellon.

ARTICLE 3: CONFIDENTIAL INFORMATION

3.01 Definition of and Ownership of Confidential Information. Executive recognizes, acknowledges and agrees that:

(a) In the course of Executive’s employment by the Company, Executive has had, and it will be necessary for Executive to be given or have access to, and become informed of confidential or proprietary information which Mellon possesses or to which Mellon has rights, which relates to Mellon and which is not generally known to the public or in the trade and is a competitive asset of Mellon or information which constitutes a “trade secret” of Mellon, as that term is defined by the Uniform Trade Secrets Act, as amended and approved by the National Conference of Commissioners on Uniform State Laws in 1985, including without limitation, (i) Mellon’s planning data, records, observations and marketing strategies or techniques, computer programs, system documentation, manuals, formulae, processes, operation methods, machines, compositions; (ii) non-public terms of any new products, data bases, and investment strategies of Mellon, trading, arbitrage and/or hedging techniques or strategies,; (iii) non-public information relating to Mellon’s personnel matters; (iv) Mellon’s financial results and information about its business condition; (v) non-public terms of any investment, management or advisory agreement or other material contract of Mellon; (vi) Mellon’s proprietary software and related documents; (vii) Mellon’s customer and client and prospecting lists, identifying information and contact persons at such customers and clients and prospects; and (viii) non-public material information concerning Mellon’s clients or customers or their operations, condition (financial or otherwise) or plans whether such is original, duplicated, computerized, memorized, handwritten or in any other form (collectively referred to herein as the “Confidential Information”);

(b) Confidential Information shall not include information generally known to the public other than by virtue of a breach of this Agreement by Executive, information rightfully known to Executive without limitation on disclosure prior to its receipt from Mellon or a customer of Mellon, information rightfully received from a third party without limitation on disclosure and information generally made available by Mellon or a client or customer of Mellon to third parties without restriction on disclosure; or information required to be disclosed by law, rule, regulation or order without an obligation of confidentiality on the part of the recipient, provided that prior to making any disclosure under this clause Executive shall, if permissible under the law, rule or regulation, provide Mellon with notice and the opportunity to contest such disclosure.

(c) The Confidential Information has been developed or acquired by Mellon with significant expenditures of time, effort and money and is unique and cannot be lawfully duplicated or easily acquired. The Confidential Information is the sole and exclusive property of Mellon (and in some cases the property of a customer of Mellon), regardless whether compiled or created by Executive. Mellon takes all reasonable measures to maintain its confidentiality and to guard its secrecy. The Confidential Information is not generally known outside Mellon and within Mellon this information is confidential and used only on a “need to know” basis. The Confidential Information is unique and cannot be lawfully duplicated or easily acquired. Executive agrees that the Confidential Information is deserving of trade secret status and protection, as that term is defined by the Uniform Trade Secrets Act, as amended and approved by the National Conference of Commissioners on Uniform State Laws in 1985.

3.02 Use of Confidential Information. Executive agrees that the use, except for the sole purpose of conducting business on behalf of Mellon or with prior written consent of Mellon, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to Mellon.

3.03 Nondisclosure of Confidential Information. Executive agrees that it is essential to the protection of Mellon’s goodwill and to the maintenance of Mellon’s competitive position that the Confidential Information be kept secret and Executive agrees not to disclose the Confidential Information to others or use the Confidential Information to Executive’s own advantage or the advantage of others either during employment or at any time thereafter.

3.04 Additional Obligations. Executive agrees that the obligations under this Article are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which Executive may have to Mellon and/or under MFC’s Code of Conduct or general or specific legal or equitable principles.

3.05 Return of Mellon Property. Executive agrees that upon the termination of employment, for any reason or no reason, or at any other time Mellon may request, that Executive will immediately return to Mellon all Confidential Information and all of its property, including without limitation, all documents (including copies) and information, however maintained (including computer files, tapes, and recordings), concerning Mellon or acquired by the Executive in the course and scope of employment (excluding only those documents relating solely to Executive’s own salary and benefits).

ARTICLE 4: NONSOLICITATION OF CUSTOMERS, CLIENTS ACCOUNTS AND EMPLOYEES

4.01 Nonsolicitation of Clients or Customers. Executive covenants and agrees that during employment and that upon the termination of his employment, for any reason or no reason, including but not limited to resignation of employment, that for a period of twelve (12) months following the termination of his employment (“Restricted Period”), Executive, whether directly or indirectly, in any capacity whatsoever (whether as proprietor, partner, investor, shareholder, director, officer, employer, consultant, independent contractor, co-venturer, financier, agent, representative or otherwise) will not:

(a) provide or assist with the provision of Relevant Financial Services to a Client or Customer of Mellon, except as an employee of the Company or its parents, subsidiaries, affiliates or related entity of the Company; provided that this Article 4 does not prohibit Executive from being employed by or affiliated or associated with any person or entity after termination of his employment with Company so long as he does not have any involvement on behalf of any person or entity with respect to soliciting, managing, administering, supporting or retaining the Relevant Financial Services business provided or proposed to be provided to a Customer or Client of Mellon and/or

(b) solicit by mail, phone, personal meeting, or by any other means, either directly or indirectly, the business or patronage of any Customer or Client of Mellon for any other person or entity, divert, entice, or otherwise take away from Mellon the business or patronage of any Customer or Client of Mellon, or attempt to do so, or solicit or induce any Customer or Client of Mellon to terminate or reduce its relationship with Mellon.

4.02 Nonsolicitation of Employees. Executive covenants and agrees that during employment with the Company and during the Restricted Period that Executive shall not, directly or indirectly, hire, recruit solicit or induce, or attempt to hire, recruit solicit or induce, (or in any way assist another person or enterprise in recruiting, soliciting or inducing) any employee of Mellon to leave Mellon’s or any affiliate for any reason whatsoever.

4.03 Reasonableness of Restricted Period. Executive acknowledges and agrees that the Restricted Period is reasonable and valid in duration and scope and in all other respects. Executive also represents that Executive’s experience and capabilities are such that the enforcement of the provisions of this Agreement will not prevent Executive from earning a livelihood, and acknowledge that it would cause Mellon serious and irreparable injury and cost if Executive were to use Executive’s ability and knowledge in competition with Mellon or to otherwise breach the obligations contained in this Agreement.

4.04 Extension of Restricted Period. Executive agrees that the nonsolicitation obligations contained in this Agreement shall be extended by the length of time during which Executive shall have been in breach of any of the provisions.

4.05 Definitions. Executive understands that for the purposes of this Agreement:

(a) “Relevant Financial Services” shall mean: (i) the shareholder and securities transfer services, including global shares, stock option and employee stock purchase plan administration, financial planning, securities brokerage, direct purchase and dividend reinvestment plan administration, merger and acquisition services, proxy solicitation, stock watch, odd-lot programs, unclaimed property compliance, information agent services, demutualization services and consulting services, broker dealer and employee benefit plan services debt trusteeship, investor relations services, provided by the Mellon; (ii) human resources consulting, strategic human resources outsourcing, including investment management, employee communication, record-keeping, trust and custody services provided by Mellon; and (iii) any other services or products provided by Mellon from time to time which, at any time during the twelve (12) months preceding the termination of the Executive’s employment, are within the scope of Executive’s responsibilities.

(b) Executive understands that for the purposes of this Agreement, “Customer” or “Client” of Mellon means any person or entity to the extent that such person or entity (i) is receiving Relevant Financial Services from Mellon on the date of termination of the Executive’s employment with the Companies, (ii) received such services for compensation at any time during the one-year period immediately preceding the date of termination of the Executive’s employment with Mellon or (iii) at any time during the one-year period immediately preceding the date of termination of the Executive’s employment with Mellon was solicited by the Executive, directly or indirectly, in whole or in part, on behalf of Mellon to provide Relevant Financial Services.

ARTICLE 5: DUTY OF LOYALTY

5.01 Duty of Loyalty to Mellon. Executive agrees that at all times during employment by the Company and as a Vice Chair of MFC, Executive owes Mellon a duty of loyalty and a duty to act in good faith. Executive agrees that during employment Executive will not individually, or in combination with any other employee or competitor of Mellon, violate or breach the terms of this Agreement, the MFC Code of Conduct or MFC Securities Trading Policy.

5.02 Cooperation. Executive agrees that upon the termination of employment of Executive, for any reason or no reason, including but not limited to resignation of employment, that Executive will cooperate with Mellon, upon reasonable notice and at reasonable times, in the prosecution and defense of complaints, investigations, litigation, arbitration and mediation of any complaints, claims or actions now in existence or that may be threatened or brought in the future relating to events or occurrences that transpired while employed by the Company or as a Vice Chair of MFC.

5.03 Prior Employer Restrictions. Executive warrants that he is not subject or party to any agreement, understanding or undertaking that would prevent or restrict Executive from performing Executive’s employment, duties or working with or on behalf of any customer or client. In addition, Executive warrants that his employment with the Company does not violate any agreement, understanding or undertaking. Still further, Executive agrees that Executive will not in the course of performing duties for Mellon or the Company violate any confidentiality obligations Executive may owe to others.

5.04 Disclosure of Agreement. Executive acknowledges and agrees to disclose the existence and terms of this Agreement so long as and to the extent that such terms remain in effect to (a) any prospective employer, partner or co-venturer prior to entering into an employment, partnership, or other business relationship with such person or entity.

ARTICLE 6; SPECIAL, UNIQUE AND EXTRAORDINARY SERVICES

Executive acknowledges and agrees that in performing the job duties of his position that Executive provides Mellon with a special, unique and extraordinary service.

ARTICLE 7; WORKS FOR HIRE.

7.01 Property of Mellon. Executive understands and agrees that any and all rights or interests that Executive holds or obtains in any designs, trade secrets, client, supplier, and vendor lists, sales and marketing plans, inventions, discoveries, improvements, processes, copyrights, patent rights, trademarks, and developments of any kind whatsoever, which are authored, conceived, reduced to practice, or otherwise obtained by Executive during employment with the Company or in the performance of his duties as a Vice Chair or Head of the Human Resources Service Sector which relate to or arise out of such employment or duties are expressly regarded as property of Mellon or “works for hire” (the “Inventions”).

7.02 Disclosure; Assignment. Executive agrees to promptly disclose to Mellon any and all such Inventions and deliver to Mellon, upon its request, a written description of such Inventions and any available documentary or other materials evidencing such Invention. Executive hereby assigns to Mellon the sole and exclusive right to such Inventions, and that, upon request of Mellon, will execute and deliver any and all documents or instruments and take any other action which Mellon shall deem necessary to assign to and vest completely in it, to perfect trademark, trade secret, copyright and patent protection with respect to, or to otherwise protect Mellon’s trade secrets and proprietary interest in, such Inventions.

7.03 Survival. These obligations shall continue beyond the termination of Executive’s employment, regardless of reason, with respect to such Inventions conceived of, reduced to practice, or developed by Executive during the term of employment with the Company.

7.04 Fees. Mellon agrees to pay any and all copyright, trademark and patent fees and expenses or other costs incurred by Executive for any assistance rendered to Mellon pursuant to this Article 7 and to promptly reimburse Executive for all expenses incurred by Executive in perfecting its property rights in the Inventions. Executive’s obligations to assign Inventions shall not apply to any invention about which Executive can prove that: (i) the invention was developed entirely on Executive’s own time and effort, (ii) no equipment, supplies, facilities, resources, trade secrets or confidential information of Mellon was used in the development of the invention; (iii) the invention does not relate to the business of Mellon or to Mellon’s actual or anticipated research and development; and (iv) the invention does not result from any work otherwise performed by Executive for Mellon.

ARTICLE 8: REMEDIES

8.01 Injunctive Relief. Executive agrees that any breach or threatened breach of any of the covenants contained in the Agreement would cause immediate, material and irreparable harm to the Company, MFC and/or Mellon and that money damages would not provide an adequate remedy for the Company, MFC and/or Mellon to protect and preserve the status quo. Therefore, EXECUTIVE CONSENTS TO THE ISSUANCE OF A TEMPORARY RESTRAINING ORDER or A PRELIMINARY or PERMANENT INJUNCTION ordering that:

(a) that Executive immediately return to the Company, MFC and/or Mellon all property and Confidential Information, whether original, duplicated, computerized, handwritten, or in any other form whatsoever, and that Executive be enjoined and restrained from using or disclosing any information contained in such records; and

(b) that, for a period of twelve (12) months, Executive be enjoined and restrained from soliciting any client or customer whom Executive served or whose name became known to

Executive while employed by the Company or in the performance of his duties with MFC, in any office and in any capacity; and

(c) that for a period of twelve (12) months, Executive be enjoined and restrained from hiring, soliciting, or inducing any employee of Mellon to leave Mellon.

8.02 Executive agrees that the Mellon shall have all of the rights and remedies available under law, or in equity, including, but not limited to, injunctive relief, to a party enforcing any such covenant each of such rights and remedies to be independent of the other and severally enforceable including, but not limited to, the right to have such covenants specifically enforced, and the right to require any violating party to account for and pay over to Mellon all benefits derived or received by such violating party, or any of its subsidiaries or affiliates, as a result of any such breach of covenant.

8.03 Jurisdiction. For purposes of Article 8.01, Executive agrees to submit to, and confer exclusive jurisdiction on, the United States District Court or the State Court which has original jurisdiction for judicial district or county in which Executive last worked for the Company or performed duties for MFC or Mellon. In addition, this Agreement shall be construed, governed by, and enforced in accordance with the laws of said jurisdiction.

ARTICLE 9: ASSIGNMENT

9.01 Executive expressly acknowledges and agrees that the Company, MFC or Mellon may assign this Agreement, and its rights and obligations hereunder, to any other individual, entity or organization that is a direct or indirect subsidiary of the Company, MFC or Mellon or which acquires (whether by purchase, merger, consolidation or otherwise) all or substantially all of the business of the Company, MFC or Mellon, in either case without Executive’s consent and without the necessity that this Agreement be re-signed at the time of such transfer, and the terms the “Company, “MFC” and/or “Mellon” shall be deemed to include such entity or organization to which this Agreement is assigned. Any such transfer shall not in and of itself constitute a termination of Executive’s employment.

ARTICLE	10: MISCELLANEOUS

10.01 Reasonableness; Severability. Executive agrees that the covenants set forth herein are reasonable and valid in duration and scope and in all other respects. If any court or tribunal determines that any of such covenants, or any part thereof, are invalid or unenforceable, the remaining covenants shall not thereby be affected and they shall be given full effect, without regard to the invalid portions. If any court or tribunal determined that all, or any part of the covenants contained herein are unenforceable, because of the duration or scope of such provision, or for any other reason, such court or tribunal is directed to reduce the duration or scope of such provision, as the case may be, so that, in its reduced form, such provision shall then be enforceable. If any provision or provisions hereof shall be deemed invalid or unenforceable either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.

10.02 Additional Obligations. Executive agrees that with the exception of the Original Employment Agreement, the obligations in this Agreement are in addition to and not in limitation or preemption of, all other obligations or prior agreements he has with the Mellon, may have to Mellon or under MFCs’ Code of Conduct or general or specific legal or equitable principles.

10.03 Time to Consider Agreement. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS READ AND REVIEWED THIS AGREEMENT IN ITS ENTIRETY AND HAS BEEN GIVEN AN OPPORTUNITY TO CONSIDER THE AGREEMENT AND TO ASK THE COMPANY OR MFC QUESTIONS ABOUT IT. EXECUTIVE ALSO AGREES THAT HE HAS BEEN GIVEN AN

OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE PRIOR TO EXECUTING THE AGREEMENT. BY EXECUTING THE AGREEMENT, EXECUTIVE EXPRESSLY ACKNOWLEDGES THAT HE FULLY UNDERSTANDS THE TERMS OF THIS AGREEMENT AND KNOWINGLY AND FREELY AGREES TO ABIDE BY THEM.

10.04 Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supercedes all prior agreements, including the Original Employment Agreement, Change in Control Severance Agreement dated January 16, 2001, or understandings with regard to the terms and conditions of the Executive’s employment other than those contained in the Change of Control Severance Agreement (Executive Management Group), plans, policies and practices of general applicability to members of the MFC’s senior management. No amendment or waiver of this Agreement or any provision hereof shall be effective unless contained in a writing executed by the party against whom such amendment or waiver is asserted.

10.05 Governing Law. This Agreement shall be deemed to be made and entered into in the Commonwealth of Pennsylvania, and shall in all respects be interpreted, enforced and governed under the laws of said State.

10.06 Survival. Executive acknowledges and agrees that the covenants and the restrictions contained in this Agreement are intended to protect Mellon’s interest in its Confidential Information and its commercial relationships and goodwill with its customers, prospective customers, vendors, suppliers, consultants and employees. Executive acknowledges and agrees that the covenants and the restrictions contained in this Agreement shall continue in accordance with the express terms hereof regardless of any changes in title, position, duties, salary, compensation, benefits or other terms and conditions of employment, and shall survive the termination of Executive’s employment.

10.06 Headings. The underlined headings contained in this Agreement are for convenience of reference only and shall not affect the interpretation or construction of any provision hereof.

IN WITNESS WHEREOF, Mellon Financial Corporation has caused this Agreement to be signed by duly authorized officers and the Executive has hereto set his hand, as of the date first above written.

THE EXECUTIVE

/s/ James D. Aramanda
James D. Aramanda

MELLON FINANCIAL CORPORATION

By: /s/ Steven G. Elliott

Steven G. Elliott Senior Vice Chairman